Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-65900) pertaining to the Caleres, Inc. 401(k) Savings Plan of our report dated June 11, 2015, with respect to the financial statements of the Caleres, Inc. 401(k) Savings Plan as of and for the year ended December 31, 2014 included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

St. Louis, Missouri
June 14, 2016